Exhibit 99.1

Allen Acquired Stations

Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed

Table of Contents

Page

Independent Auditor’s Report	1

Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed as of March 27, 2026 and May 1, 2026	3

Notes to the Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed	4

Independent Auditor’s Report

To the Stockholders and the Board of Directors of Gray Media, Inc.

Opinion

We have audited the abbreviated statement of assets acquired and liabilities assumed of the Allen Acquired Stations (the Group) as of March 27, 2026 and May 1, 2026 and the related notes (the abbreviated financial statement).

In our opinion, the accompanying abbreviated financial statement presents fairly, in all material respects, the assets acquired and liabilities assumed of the Group as of March 27, 2026 and May 1, 2026 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Abbreviated Financial Statement section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis of Accounting

As discussed in Note 1 to the abbreviated financial statement, the abbreviated financial statement has been prepared for the purposes of complying with the rules and regulations of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of the Group’s financial position. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Abbreviated Financial Statement

Management is responsible for the preparation and fair presentation of the abbreviated financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the abbreviated financial statement that is free from material misstatement, whether due to fraud or error.

In preparing the abbreviated financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern within one year after the date that the abbreviated financial statement is issued or available to be issued.

Auditor’s Responsibilities for the Audit of the Abbreviated Financial Statement

Our objectives are to obtain reasonable assurance about whether the abbreviated financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the abbreviated financial statement.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the abbreviated financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the abbreviated financial statement.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the abbreviated financial statement.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ RSM US LLP

Atlanta, Georgia

July 16, 2026

ALLEN ACQUIRED STATIONS
AUDITED ABBREVIATED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
(in millions)

	Three Markets	Seven Markets
	Acquired on	Acquired on
	March 27, 2026	May 1, 2026	Total
ASSETS ACQUIRED
Property and equipment	$7	$15	$22
Operating leases right-of-use assets	-	8	8
Broadcast licenses	32	74	106
Goodwill	17	25	42
Other intangible assets	1	1	2
Total assets acquired	$57	$123	$180

LIABILITIES ASSUMED
Current liabilities	$1	$1	$2
Operating lease liabilities, less current portion	-	7	7
Total liabilities assumed	1	8	9
Net assets acquired	$56	$115	$171

See accompanying notes to the Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed

ALLEN ACQUIRED STATIONS

NOTES TO AUDITED ABBREVIATED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

AS OF MARCH 27, 2026 AND MAY 1, 2026

1. Description of the Business and Summary of Significant Accounting Policies

Background and Nature of Operations

Gray Media, Inc. and its consolidated subsidiaries (except as the context otherwise provides, “Gray,” the “Company,” “we,” “us” or “our”) is a multimedia company headquartered in Atlanta, Georgia. We are the nation’s largest owner of top-rated local television stations and digital assets. As of May 7, 2026, we served 120 full-power television markets that collectively reach approximately 37% of US television households. The portfolio included 81 markets with the top-rated television station and 103 markets with the first and/or second highest rated television station in average all-day ratings across the 119 of such markets that were measured by Nielsen in 2025. We also own the largest Telemundo Affiliate group with 47 markets and Gray Digital Media, a full-service digital agency offering national and local clients digital marketing strategies with the most advanced digital products and services. Our additional media properties include video production companies Raycom Sports, Tupelo Media Group, and PowerNation Studios, and studio production facilities Assembly Atlanta and Third Rail Studios.

On August 8, 2025, we entered into two separate agreements to acquire from Allen Media Group, Inc. (“AMG”) television stations in ten markets for an all-cash purchase price of $171 million, together, the “Allen Acquired Stations”. Following receipt of separate regulatory approvals, these taxable acquisitions were completed in two phases. The first phase was completed on March 27, 2026, in which three television stations in three new markets were acquired by Gray from AMG for $56 million (the “Three Markets”). On May 1, 2026, the second phase of the transaction was completed, in which seven television stations in seven of our existing markets were acquired by Gray from AMG for $115 million (the “Seven Markets”). The stations acquired include:

DMA	Market	Station Acquired

Three Markets (Purchase Price of $56 million) (closed March 27,2026):

135	Columbus-Tupelo, MS	WTVA (ABC/NBC)
160	Terre Haute, IN	WTHI (CBS/FOX)
189	West Lafayette, IN	WLFI (CBS)

Seven Markets (Purchase Price of $115 million) (closed May 1, 2026):

73	Huntsville, AL	WAAY (ABC)
92	Paducah, KY - Cape Girardeau, MO - Harrisburg, IL	WSIL (ABC)
109	Evansville, IN	WEVV (CBS/FOX)
108	Ft. Wayne, IN	WFFT (FOX)
127	Montgomery, AL	WCOV (FOX), WIYE (IND)
124	Lafayette, LA	KADN (FOX), KLAF (NBC)
137	Rockford, IL	WREX (NBC)

Basis of Presentation

The accompanying abbreviated financial statement is not a complete set of financial statements, but rather it presents the assets acquired and liabilities assumed in the acquisition of the Allen Acquired Stations at fair value as of March 27, 2026, and May 1, 2026, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations.”  We used estimates and assumptions provided by management, with the assistance of an independent valuation specialist, to estimate the fair value of the assets acquired and liabilities assumed.

In accordance with a request for relief granted by the Securities and Exchange Commission (“SEC”), the Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed of the Allen Acquired Stations (the “Statement”) on the basis of our allocation of the purchase price is provided in lieu of certain historical financial information of AMG required by Rule 3-05 and Article 11 of SEC Regulation S-X.

The allocation of the purchase price to the assets acquired and liabilities assumed was accounted for under the purchase method of accounting in accordance with ASC 805. Assets acquired and liabilities assumed in the transaction were recorded at their estimated acquisition date fair values. Transaction costs associated with the acquisition are not recognized in the Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed. Our allocation was based on an evaluation of the appropriate fair values and represents management’s best estimate based on available data.

Use of Estimates

The preparation of the abbreviated financial statement in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to use estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the abbreviated financial statement and certain abbreviated financial statement disclosures. Significant estimates in the Statement include projections and other assumptions used in the valuation analysis, including useful lives of identifiable intangible assets. Actual results may differ materially from these estimates.

Property and equipment

Property and equipment are carried at cost, or in the case of acquired businesses, at fair value. Depreciation is computed principally by the straight-line method over their estimated useful lives ranging from 5 to 40 years. The following table lists the components of property and equipment by major category (dollars in millions):

	Three Markets	Seven Markets
	Acquired on	Acquired on
	March 27, 2026	May 1, 2026
Property and equipment:
Buildings and improvements	$1	$2
Equipment	6	13
Total property and equipment	$7	$15

Operating leases and right-of-use assets and operating lease liabilities

As of March 27, 2026 and May 1, 2026, AMG leased facilities from third parties for each of the stations acquired. We recognized right-of-use assets and lease liabilities for each of these leases based on future payments discounted over the remaining lease term as of the date of the respective acquisitions.

Concurrent with the closing of the acquisition of the AMG stations, we entered into sublease agreements with AMG to sublease certain offices which AMG is leasing in the markets of the stations acquired. These leases have not met the criteria under ASC 805 to be included in the purchase accounting. As such the $6 million in right-of-use assets and lease liabilities have not been included in the Audited Abbreviated Statement of Assets Acquired and Liabilities Assumed.

Broadcast licenses

We acquired licenses granted by the Federal Communications Commission (“FCC”) allowing these stations to broadcast on a specific frequency in these station markets. FCC licenses have been valued based on discounted projected future cash flows. Consistent with other broadcast licenses acquired after December 31, 2001, we record these broadcast license respective values using an income approach. Under this approach, a broadcast license is valued based on analyzing the estimated after-tax discounted future cash flows of the acquired station, assuming an initial hypothetical start-up operation maturing into an average performing station in a specific television market and giving consideration to other relevant factors such as the technical qualities of the broadcast license and the number of competing broadcast licenses within that market.

Goodwill

The purchase price allocation for the Three Markets and Seven Markets resulted in the recognition of $17 million and $25 million of goodwill, respectively. The factors contributing to the recognition of goodwill are based on enhanced financial and operational scale, expected synergies, assembled workforce, and other strategic benefits. None of the resultant goodwill is expected to be deductible for income tax purposes.

Other intangible assets

Other intangible assets are recognized apart from goodwill whenever an acquired intangible asset arises from contractual or other legal rights, or whenever it is capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset, or liability. Other intangible assets include advertising client relationships, acquired advertising contracts and tower leases. The Allen Acquired Stations definite-lived intangible assets have an estimated useful life ranging from less than a year to eight years and are being amortized using patterns that reflect the periods over which the economic benefits of the assets are expected to be realized, consistent with our accounting policies in the Annual Report on Form 10-K for the year ended December 31, 2025.

Current Liabilities

Current liabilities primarily consist of accrued property taxes and employee-related liabilities. The fair value of current liabilities approximates their historical carrying amounts due to the short-term nature of these liabilities.

Commitments and Contingencies

We are indemnified by AMG against various claims, pending or threatened litigation or other legal proceedings, investigations and/or regulatory proceedings arising in the normal course of business prior to the acquisition of the Three Markets and the Seven Markets. We accrue for known individual matters using estimates of the most likely amount of loss where we believe that it is probable the matter will result in a loss when ultimately resolved and such loss is reasonably estimable. We are not aware of any existing matters that would have a material adverse effect on the Allen Acquired Stations’ activities as of their respective acquisition dates.

Subsequent Events

Subsequent events have been evaluated through July 16, 2026, the date the Statement was issued.